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                            NONCOMPETITION AGREEMENT


                                  by and among


                     PEGASUS COMMUNICATIONS HOLDINGS, INC.

                       PEGASUS COMMUNICATIONS CORPORATION

                                      and

                          HARRON COMMUNICATIONS CORP.




                       ----------------------------------

                          Dated as of October 8, 1996

                       ----------------------------------





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                            NONCOMPETITION AGREEMENT


         This NONCOMPETITION AGREEMENT ("Agreement") is made as of the 8th day of October, 1996, by and among Pegasus Communications Holdings, Inc. ("Pegasus"), a Delaware corporation, and its subsidiary, Pegasus Communications Corporation ("PCC"), a Delaware corporation, and Harron Communications Corp. ("Harron"), a New York corporation. Pegasus, PCC and Harron are collectively referred to herein as the "Parties."

                                    RECITALS:

         WHEREAS, Pegasus and Harron have entered into that certain Contribution and Exchange Agreement dated as of May 30, 1996, and the Parties have entered into that certain Joinder Agreement dated as of even date herewith (the Contribution and Exchange Agreement together with the Joinder Agreement being referred to herein as "Contribution Agreement"); and

         WHEREAS, the Contribution Agreement requires that Harron execute and deliver this Agreement as a condition precedent to the obligations of Pegasus and PCC under the Contribution Agreement.

         NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties contained herein and in the Contribution Agreement, and intending to be legally bound hereby, the Parties agree as follows:

         1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Contribution Agreement.

         2. Acknowledgements by Harron. Harron acknowledges that: (i) Pegasus and PCC have required that Harron make the covenants set forth in Section 3 of this Agreement as a condition to Pegasus and PCC consummating the transactions contemplated by the Contribution Agreement;


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(ii) the provisions of Section 3 of this Agreement are reasonable and necessary because of Harron's access to confidential and proprietary information of Pegasus, PCC and their Affiliates; and (iii) PCC would be irreparably damaged if Harron were to breach the covenants set forth in Section 3 of this Agreement.

         3. Noncompetition. Harron hereby agrees, for a period of five years ("Noncompetition Period"), that:

                  (a) Neither Harron nor its Subsidiaries shall engage in, own, manage, operate or control any communications business involved in the direct-to-home satellite delivery or multichannel multipoint distribution ("MMDS") of data, audio or video signals to residences, businesses or other users in the Service Areas. Harron agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

                  (b) Harron shall not, directly or indirectly, either for itself or any other Person, induce or attempt to induce any employee of PCC or its subsidiaries to leave the employ of such company, or employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of PCC or its subsidiaries.

                  (c) Harron shall not, directly or indirectly, either for itself or any other Person, solicit the business of any Person that is a Subscriber at Closing.

         4. Remedies. If Harron breaches the covenants set forth in Section 3 of this Agreement, Pegasus and PCC shall be entitled to (i) damages from Harron, and (ii) the right to injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 of this Agreement, it being agreed by the Parties that money damages alone would be inadequate to compensate Pegasus and PCC for such breach and that damages would be an inadequate remedy for such breach.

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         5. General.

                  (a) This Agreement shall be binding upon the Parties and shall inure to the benefit of their affiliates and successors.

                  (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  (c) This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

                  (d) Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 of this Agreement is held to be invalid or unenforceable

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due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall be fully enforceable as so modified.

                  (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                  (f) The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

                 (g) This Agreement and the Contribution Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the Parties.

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         IN WITNESS WHEREOF, the Parties hereto have duly executed this
Agreement as of the day and year first above written.

                                PEGASUS COMMUNICATIONS HOLDINGS, INC.


                                By:      /s/ Ted S. Lodge
                                         ------------------------------------


                                PEGASUS COMMUNICATIONS CORPORATION


                                By:      /s/ Ted S. Lodge
                                         ------------------------------------



                                HARRON COMMUNICATIONS CORP.


                                By:      /s/ John F. Quigley, III
                                         ------------------------------------


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